Exhibit 99.1

FOR IMMEDIATE RELEASE:

DCT INDUSTRIAL TRUST INC. ® ANNOUNCES $90 MILLION SENIOR

UNSECURED NOTE TRANSACTION

Denver, Colo., – August 2, 2012 – DCT Industrial Trust Inc.® (NYSE: DCT), a leading industrial real estate company, today announced that it has agreed in principle to issue $90 million of senior unsecured notes. The senior unsecured notes will be issued in a private placement offering with a term of 10 years and will have a fixed interest rate of 4.21 percent. The notes are expected to close in September 2012. At the same time, the Company settled its outstanding forward starting swap designated to this debt issuance. Proceeds from the notes transaction are expected to be used to repay maturing mortgage debt and for other corporate purposes.

The notes have not been, and will not be, registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Company makes statements in this document that are considered “forward-looking statements” under federal securities laws. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond its control including, without limitation, the risk that the investors may, for any reason, decide not to enter into final documentation for the transaction and not to participate on the terms described above. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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MEDIA AND INVESTOR CONTACT:

Melissa Sachs, VP, Corporate Communications & Investor Relations

DCT Industrial Trust Inc.

303-597-2400

investorrelations@dctindustrial.com

518 17th Street, 8th Floor ¿ Denver, CO 80202

303.597.2400 ¿ dctindustrial.com